                                                                   Exhibit 99.1


                                 TUSCARORA LOGO

NEWS RELEASE

     FOR IMMEDIATE RELEASE                        INVESTOR RELATIONS CONTACT:
     CONTACT:  Brian C. Mullins                   John Nesbett/Jason Thompson
      412/843-8200                                Lippert/Heilshorn & Associates
                                                  212/838-3777

          TUSCARORA ANNOUNCES PRELIMINARY SECOND QUARTER EARNINGS AND
                           COST REDUCTION INITIATIVES

     NEW BRIGHTON, PA - FEBRUARY 2, 1998 -- Tuscarora Incorporated (NASDAQ:TUSC) announced today that despite higher sales, the company anticipates a shortfall in earnings for its current quarter which will end on February 28, 1998, and that it will also take a restructuring charge in the second quarter.

     Specific initiatives to reduce costs, increase efficiency, and improve future financial performance will be undertaken immediately. Through the restructuring, the company hopes to achieve annualized pre-tax net savings of approximately $1.5 million.

     These initiatives will result in a one time, pre-tax charge of approximately $3.5 million to be taken in the company's second quarter of fiscal 1998. This charge will be taken to cover the cost of terminations and early retirements as well as the write-down of certain obsolete or impaired assets such as buildings not in-service and specific equipment that will no longer be employed in the company's operations.

     The company indicated that while sales for the second quarter will be approximately 15% ahead of the same period in the prior year, earnings per share will be less than the prior year's earnings of $.22 per share of common stock. Although it is too early to predict earnings precisely for the period, management believes that earnings from ongoing operations are more likely to be in the range of $.10 - $.15 per share for the second quarter. The company will formally report second quarter earnings on March 18, 1998.

     The second quarter earnings decline is attributed to previously disclosed operating problems in the company's United Kingdom and thermoforming operation, as well as an unexpectedly severe post-Christmas seasonal slowdown in some of the company's more mature markets. This seasonal slowdown is most marked in the company's electronics sector, the largest and fastest growing portion of Tuscarora's business. John O'Leary, President and CEO, commented, "Although we have recognized in recent years that most of our high technology and consumer electronics customers are extremely busy in the latter portion of the calendar year, we experienced more pronounced seasonality this year as these customers skewed their output toward year-end and have now slowed their production in the early part of the new year. Our cost and organizational structure are apparently not flexible enough to adjust to this new reality and, as a result, our earnings for the current period will be adversely affected. We must re-position and re-organize our business to more appropriately respond to the impact of this seasonality."

     The company announced that the reorganization and streamlining of its corporate and sales management structure will result in the elimination of approximately 30 salaried jobs from a total of 175 positions currently in existence in these functions. Reductions in field sales personnel, design, manufacturing service, marketing and general corporate overhead will be announced and implemented over the next several days.

     Although plant consolidations are not considered to be of significant impact in this initiative, studies will be undertaken to examine the feasibility of combining certain Tuscarora facilities in regions where two or more plants are located in close geographic proximity. Satellite design centers located in Holden, MA and Burlington, WI will be closed. Design work currently performed at these locations will be absorbed into the company's design centers in New Brighton, PA and Grand Blanc, MI.

     John O'Leary further commented, "Although this restructuring is quite painful and is the first such charge the company has taken in its 35 year history, management believes it is a necessary and appropriate step to be taken at this time."

     Looking to the future, O'Leary said, "Tuscarora's solid balance sheet and strong cash flow continue to provide long-term financial stability for the business. With new sales activity running at satisfactory levels and operating improvements expected through the balance of the fiscal year, we believe it is quite possible to post meaningful period over period gains for the third and fourth quarters of the current fiscal year."

     Tuscarora Incorporated custom designs and manufacturers interior protective packaging, material handling solutions and componentry from a broad range of materials. One of the world's largest manufacturers of custom molded products made from expanded foam plastic materials, Tuscarora also integrates multiple materials, such as corrugated paperboard, molded and/or diecut foam plastics, thermoformed plastics and wood, to meet each customer's specific end-use requirements. Tuscarora serves more than 3,500 customers located in the United States, Canada, Mexico and the United Kingdom from 37 manufacturing locations. Among the company's customers are major manufacturers in the high technology, consumer electronics, automotive and major appliance and industries.

     This release, other than historical financial information, includes forward-looking statements that involve risks and uncertainties. Actual results may differ from those expected. Readers are referred to the documents filed by the Company with the SEC, particularly the most recent annual report on Form 10-K and subsequent quarterly reports, which may identify risks that could cause actual results to differ from the forward-looking statements.



                                      ###